Exhibit 99.1
PENWEST REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
DANBURY, Conn., August 5, 2008 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the second quarter ended June 30, 2008. Overall, as compared to the year-ago quarter, revenues were higher, operating expenses decreased by $2.1 million or 22% and net loss declined.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “I am very pleased with the progress that our Company made during the second quarter. We submitted IND’s for both A0001, a drug candidate we are studying for mitochondrial diseases, and PW4153, a drug candidate we are developing for symptoms of Parkinson’s disease. We began dosing for both of these candidates in Phase I trials in July and expect data from these studies in the second half of this year. I continue to be encouraged by Opana ER sales and believe we will begin to recognize royalty revenues from Endo in the third quarter of this year. Meanwhile, we continue to manage cash carefully and prioritize our investments.”
Second Quarter
Total revenues for the second quarter of 2008 were $1.3 million, compared with $712,000 for the second quarter of 2007. The increase of $604,000 was primarily due to revenues recognized in the second quarter of 2008 for licensing fees and research and development reimbursements under a drug delivery collaboration involving the Company’s TIMERx® technology.
The net loss for the second quarter of 2008 was $6.9 million, or $0.22 per share, compared with a net loss of $9.0 million, or $0.39 per share, for the second quarter of 2007.
Selling, general and administrative expenses were $3.1 million for the second quarter of 2008, compared with $3.7 million for the second quarter of 2007. The decrease of $596,000 was primarily attributable to lower stock based compensation expenses and lower facility-related costs incurred in the second quarter of 2008, compared with the second quarter of 2007.
Research and product development expenses were $4.5 million for the second quarter of 2008, compared with $6.0 million for the second quarter of 2007. The decrease of $1.5 million was primarily due to lower expenses in the second quarter of 2008 related to nalbuphine ER, reflecting costs incurred in the second quarter of 2007 associated with a Phase IIa trial and for the purchase of drug active, as well as lower spending on early stage product candidates. The decrease was partially offset by expenses in the second quarter of 2008 for payments to Edison Pharmaceuticals, Inc. for sponsored research under the terms of the companies’ collaboration agreement and expenses related to pre-clinical work conducted by Penwest on A0001, the lead candidate licensed under the Edison agreement.

As of June 30, 2008, Penwest had $28.7 million in cash, cash equivalents and marketable securities, compared with $23.0 million as of December 31, 2007.
Six Months ended June 30, 2008
Total revenues for the six months ended June 30, 2008 were $2.1 million, compared with $1.6 million for the six months ended June 30, 2007. The increase of $501,000 was primarily due to revenues recognized in the 2008 six month period for licensing fees and research and development reimbursements under a drug delivery collaboration involving the Company’s TIMERx technology. Partially offsetting those increased revenues was a decrease in royalties from Mylan Pharmaceuticals Inc. on Mylan’s sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®, which were lower in the 2008 six month period, compared with the 2007 six month period.
The net loss for the six months ended June 30, 2008 was $17.2 million, or $0.61 per share, compared with a net loss of $15.9 million, or $0.69 per share, for the six months ended June 30, 2007.
Selling, general and administrative expenses were $7.4 million for the six months ended June 30, 2008 and for the six months ended June 30, 2007. Included in the expenses for the 2008 six month period was a $1.0 million reserve established in connection with a $1.0 million loan the Company made to Edison in the first quarter of 2008, as previously disclosed. This charge was offset by lower facility-related costs and lower stock based compensation expenses in the 2008 six month period, compared with the 2007 six month period.
Research and product development expenses were $10.9 million for the six months ended June 30, 2008, compared with $10.4 million for the six months ended June 30, 2007. The increase of $483,000 was primarily due to payments to Edison for sponsored research under the terms of the collaboration agreement, expenses related to pre-clinical work conducted by Penwest on A0001 and higher stock based compensation expenses in the 2008 six month period. These increased costs were partially offset by lower expenses for nalbuphine ER and for early stage product candidates.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s financial results for the second quarter 2008, operational developments and financial outlook.
The conference call will include remarks by Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer. The dial-in numbers for the call are:

Domestic Telephone Number: 888-277-5064
International Telephone Number: 706-679-2324
The conference ID is: 56400747
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
About Penwest Pharmaceuticals
Penwest is a drug development pharmaceutical company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize products that address unmet medical needs, primarily for disorders of the nervous system. Penwest is currently applying its drug development and drug delivery expertise to a pipeline of potential products that are in various stages of development and that it intends to commercialize independently or through third party alliances.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2008, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

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Contacts:	Investors:	Media:
	Ben Palleiko	John Patteson
	(203) 796-3700	Kekst and Company
	(877) 736-9378	(212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Revenues:
Royalties and licensing fees	$670	$546	$1,101	$1,265
Product sales	302	166	530	289
Research and development reimbursements	344	—	424	—

Total revenues	1,316	712	2,055	1,554
Cost of revenues:
Cost of product sales	148	144	246	254
Cost of research and development reimbursements	360	—	431	—

Total cost of revenues	508	144	677	254

Gross profit	808	568	1,378	1,300

Operating Expenses:
Selling, general and administrative	3,071	3,667	7,395	7,388
Research and product development	4,524	6,042	10,909	10,426

Total operating expenses	7,595	9,709	18,304	17,814

Loss from operations	(6,787)	(9,141)	(16,926)	(16,514)
Investment income	180	530	379	1,019
Interest expense	(321)	(347)	(678)	(417)

Net loss	$(6,928)	$(8,958)	$(17,225)	$(15,912)

Basic and diluted net loss per common share	$(0.22)	$(0.39)	$(0.61)	$(0.69)

Weighted average shares of common stock outstanding	31,486	23,185	28,299	23,164

Other Information

	June 30, 2008	December 31, 2007
Cash, cash equivalents and marketable securities	$28,677	$22,973